Exhibit B-61

LIMITED LIABILITY COMPANY AGREEMENT

OF

CUSTOM ENERGY/M & E SALES, L.L.C.

Dated March 19, 1998

Table of Contents

ARTICLE 1	THE LIMITED LIABILITY COMPANY	1
1.1	Formation of Limited Liability Company	1
1.2	Registered Office and Agent	1
1.3	Purpose	1
1.4	Principal Place of Business	2
1.5	Property	2
1.6	Payment of Individual Obligations	2

1.7	Term	2
1.8	No State Law Partnership	2
1.9	Limited Authority of Members	2

ARTICLE 2	DEFINITIONS	3
2.1	Definitions	3

ARTICLE 3	MANAGEMENT	8
3.1	Duties of General Manager	8
3.2	Removal or Resignation of General Manager	9
3.3	Compensation of General Manager	10
3.4	Restrictions on the Members	10
3.5	Liability and Indemnification	10
3.6	Operating Budgets	11
3.7	Limitation on Powers of the General Manager	11
3.8	Management of Activities under the Contract	12

ARTICLE 4	RIGHTS AND OBLIGATIONS OF MEMBERS	13
4.1	Limitation of Liability	13
4.2	Company Liabilities	13
4.3	Priority and Return of Capital	13
4.4	Liability of a Member or Economic Interest Owner to the Company	13
4.5	Transactions with Members and Affiliates	13
4.6	Independent Activities	13

ARTICLE 5	MEETINGS OF MEMBERS	14
5.1	Annual Meeting	14
5.2	Special Meetings	14
5.3	Place of Meetings	14
5.4	Notice of Meetings	14
5.5	Meeting of all Members	14
5.6	Record Date	14

5.7	Quorum	14
5.8	Voting	15
5.9	Action by Members without a Meeting	15
5.10	Waiver of Notice	15

ARTICLE 6	CAPITAL CONTRIBUTIONS	15
6.1	Initial Capital Contributions	15
6.2	Increase in Company Capital	15
6.3	Capital Accounts of Members	16
6.4	Adjustment of Percentage Interests	16
6.5	Interest and Other Amounts	17
6.6	Amendment of Documents	17
6.7	Loans of Members	17
6.8	Withdrawal of Capital Contribution	17
7.1	Net Profits	17
7.2	Net Losses	18
7.3	Special Allocations	18
7.4	Other Allocation Rules	19
7.5	Tax Allocations: Code Section 704(c)	20

ARTICLE 8	ACCOUNTING, DISTRIBUTIONS AND TAXES	20
8.1	Distribution of Net Cash Flow	20
8.2	Accounting	21
8.3	Tax Elections	21
8.4	Tax Matters Member	21

ARTICLE 9	REPRESENTATIONS AND WARRANTIES	22
9.1	In General	22

ARTICLE 10	TRANSFERABILITY	23
10.1	General	23
10.2	Transferee Not Member in Absence of Consent	24
10.3	Change in Control of a Member	24
11.1	Admission of Successor Members or New Members	24
11.2	Financial Adjustments	25
12.1	Term	25
12.2	Withdrawal of a Member	25
12.3	Events of Dissolution	26
12.4	Bankruptcy of a Member	27
12.5	Option to Purchase	28
12.6	Cessation of Business	28
12.7	Winding Up, Liquidation, and Distribution of Assets	28
12.8	Certificate of Cancellation	29

12.9	Return of Contribution Nonrecourse to Other Members	29

ARTICLE 13	MISCELLANEOUS	30
13.1	Waiver of Right of Partition	30
13.2	Notices	30
13.3	Governing Law	30
13.4	Entire Agreement	30
13.5	Binding Agreement	30
13.6	Interpretation	31
13.7	Severability	31
13.8	Waiver	31
13.9	Equitable Remedies	31
13.10	Attorney's Fees	31
13.11	Counterparts	31
13.12	Gender	32
13.13	Saving Clause	32
13.14	Further Documentation	32
13.15	Incorporation of Recitals	32
13.16	Indemnification	32

LIMITED LIABILITY COMPANY AGREEMENT

OF

CUSTOM ENERGY/M & E SALES, L.L.C.

         THIS LIMITED LIABILITY COMPANY AGREEMENT ("LLC Agreement"), is made and entered into to be effective as of the 19 day of March, 1998, by and between Custom Energy, L.L.C., a Delaware limited liability company ("Custom Energy") and Machinery & Equipment Sales, Inc., a Maryland corporation ("M&E Sales") (Custom Energy and M&E Sales shall each hereinafter be referred to as a "Member" or collectively as "Members").

         WHEREAS, the Members have agreed to organize a limited liability company governed by the Delaware Limited Liability Company Act (the "Delaware Act");

         NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
THE LIMITED LIABILITY COMPANY

          1.1     Formation of Limited Liability Company. The Certificate of Formation of Custom Energy/M & E Sales, L.L.C. (the "Company") was filed in the office of the Secretary of State of Delaware pursuant to the Delaware Act on October 29, 1997 and is hereby ratified by each of the Members. All prior agreements concerning the subject matter of this LLC Agreement are canceled and shall have no further effect.

          1.2     Registered Office and Agent. The address of the Company's registered office in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware 19801, or any other or additional place or places as the Members may determine from time to time, and the registered agent at such office is The Corporation Trust Company.

          In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Manager shall promptly designate a replacement registered agent or registered office as the case may be, and make the appropriate filings with the secretary of state. If the Manager shall fail to designate a replacement registered agent or registered office, as the case may be, then any one Member may designate a replacement registered agent or registered office and make the appropriate filings in the Office of the Secretary of State of Delaware.

         1.3     Purpose. The purpose and business of the Company shall be to undertake and fulfill any and all the obligations of Custom Energy and M&E Sales under that certain Indefinite Delivery Contract with Energy Service Companies with the State of Maryland, Department of General Services dated the 6th day of October, 1997, (the "Contract") a copy of which is attached hereto as Exhibit A, which agreement has been assigned to the Company pursuant to that certain Assignment from Custom Energy and M&E Sales dated the 26th day of November, 1997, a copy of which is attached hereto as Exhibit B. The Company may also transact any or all other lawful business for which a limited liability company may be organized under the Delaware Act upon the affirmative vote or consent of all of the Members of the Company specifically authorizing any such other lawful business.

         1.4     Principal Place of Business. The principal place of business of the Company shall be 9101 Gaither Road, Gaithersburg, MD 20877 or at such other place or places within or without the State of Delaware as the Members, pursuant to a unanimous vote or consent, may designate from time to time.

         1.5     Property. All assets, including real and personal property owned and held by the Company shall be owned by the Company in the name of the Company and no Member or Economic Interest Owner shall have any ownership interest in such property in its individual name or right. Each Member's or Economic Interest Owner's interest in the Company shall be personal property for all purposes. Any deed, bill of sale, mortgage, lease, contract of sale or other instrument purporting to convey or encumber any interest in the property of the Company shall be signed only as authorized by the affirmative vote or consent of all of the Members.

         1.6     Payment of Individual Obligations. The Company's credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for or in payment of any individual obligation of a Member or Economic Interest Owner.

         1.7     Term. The term of the Company shall commence on the date of filing of the Company's Certificate of Formation with the Delaware Secretary of State, and shall continue until December 31, 2047 unless the Company is earlier dissolved in accordance with either the provisions of this LLC Agreement or the Delaware Act.

         1.8     No State Law Partnership. The Members have formed the Company under the Delaware Act, and intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, that no Member shall be a partner of, or a joint venturer with, any other Member for any purpose, other than for United States federal and state tax purposes, and that this Agreement shall not be construed to suggest otherwise.

         1.9     Limited Authority of Members. No Member or Economic Internet Owner shall have any authority to bind the Company as to any matter without the approval of all the Members except as expressly provided herein.

ARTICLE 2

DEFINITIONS

         2.1     Definitions. As used in this LLC Agreement:

                 (a)     "Adjusted Capital Account Balance" means the balance (be it positive or negative) which would be obtained by adding to a Member's or Economic Interest Owner's Capital Account balance such Member's or Economic Interest Owner's share of the "Company Minimum Gain" and "Member Nonrecourse Debt Minimum Gain."

                 (b)     "Affiliate" shall mean any corporation, partnership, association or other entity which owns fifty-one percent (51%) or more of either of the Members or fifty-one percent (51%) or more of which is owned by either of the Members.

                 (c)     "Capital Account" means, with respect to any Member or Economic Interest Owner, the Capital Account maintained for such Person in accordance with the following provisions:

                         (i)     To each Person's Capital Account there shall be credited such Member's or Economic Interest Owner's Capital Contributions, such Member's or Economic Interest Owner's distributive share of Net Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 7 hereof, and the amount of any Company liabilities assumed by such Member or Economic Interest Owner or which are secured by any Property distributed to such Member or Economic Interest Owner.

                         (ii)    To each Member's or Economic Interest Owner's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Member or Economic Interest Owner pursuant to any provision of this LLC Agreement, such Member's or Economic Interest Owner's distributive share of Net Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 7 hereof, and the amount of any liabilities of such Member or Economic Interest Owner assumed by the Company or which are secured by any property contributed by such Member or Economic Interest Owner to the Company.

                         (iii)    In the event any interest in the Company is transferred in accordance with the terms of this LLC Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

                         (iv)    In determining the amount of any liability for purposes of Sections 2.1(b)(i) and 2.1(b)(ii) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

         The foregoing provisions and the other provisions of this LLC Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Members, pursuant to a unanimous vote or consent, shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or the Members and Economic Interest Owners), are computed in order to comply with such Regulations, such modification shall be made, provided that is not likely to have a material effect on the amounts distributable to any Member or Economic Interest Owner pursuant to Article 12 hereof upon the dissolution of the Company. Adjustments and modifications also shall be made as are necessary or appropriate (i) to maintain equality between the Capital Accounts of the Members and Economic Interest Owners and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes in accordance with Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) in the event unanticipated events might otherwise cause this LLC Agreement not to comply with Regulations Section 1.704-1(b).

                         (d)     "Capital Contribution" or "Capital Contributions" means, with respect to any Member or Economic Interest Owner, the amount of money and the Gross Asset Value of any property (other than money) contributed to the Company with respect to the Percentage Interest held by such Member or Economic Interest Owner pursuant to the terms of this LLC Agreement. The initial Capital Contributions of the Members are set forth on Exhibit C hereto, which is incorporated herein by this reference.

                         (e)     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

                         (f)     "Company Minimum Gain" has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

                         (g)     "Depreciation" means, for each fiscal year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable under the Code with respect to an asset for such fiscal year, except that (i) with respect to any asset whose Gross Asset Value differs from its adjusted tax basis for federal tax purposes and which difference is being eliminated by use of the "remedial method" defined by Section 1.704-3(d) of the Regulations, Depreciation for such fiscal year shall be the amount of book basis recovered for such fiscal year under the rules prescribed by Section 1.704-3(d)(2) of the Regulations, and (ii) with respect to any other asset whose Gross Asset Value differs from its adjusted tax basis for federal income tax purposes at the beginning of such fiscal year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal year bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis for federal income tax purposes of an asset at the beginning of such fiscal year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Member.

                         (h)     "Economic Interest" shall mean the ownership interest of a Person in the Company's Net Profits, Net Losses and the distribution of Net Cash Flow and/or the Company's assets pursuant to this LLC Agreement and the Delaware Act, but shall not include any right to vote one, consent to or otherwise participate in any decision of the Members in the management of the Company.

                         (i)     "Economic Interest Owner" shall mean any Person who owns an Economic Interest, but is not a Member. All Economic Interest Owners shall be listed on an amended Exhibit C.

                         (j)     "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                                 (i)     The initial Gross Asset Value of any asset contributed by a Member or Economic Interest Owner to the Company shall be the gross fair market value of such asset, as determined by the contributing Member or Economic Interest Owner and all of the remaining Membrs;

                                 (ii)    The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by Tax Matters Member, as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member or Economic Interest Owner in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member or Economic Interest Owner of more than a de minimis amount of property as consideration for an interest in the Company; and (c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (A) and (B) above shall be made only if the Tax Matters Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members and Economic Interest Owners in the Company;

                                 (iii)   The Gross Asset Value of any Company asset distributed to any Member or Economic Interest Owner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the Tax Matters Member;

                                 (iv)    The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and Sections 2.1(f)(vi) and 7.3(e) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section 2.1(i)(iv) to the extent the Tax Matters Member determines that an adjustment pursuant to Section 2.1(i)(ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 2.1(i)(iv).

         If the Gross Asset Value of an asset has been determined or adjusted pursuant to Section 2.1(i)(i), Section 2.1(i)(ii), or Section 2.1(i)(iv) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

                 (k)     "General Manager" shall be the Person responsible for the management of the day-to-day business and affairs of the Company in accordance with the terms and conditions of this LLC Agreement, or any replacement General Manager appointed pursuant to Section 3.2 hereof. The initial General Manager of the Company shall be Trevor Lauer. If the initial General Manager is unable to continue in such position, James Husband shall act as interim General Manager until a replacement General Manager is appointed.

                 (l)     "Member" shall mean any person executing this LLC Agreement from time to time and as otherwise admitted as a member of the Company as provided in Section 11.1 of this LLC Agreement.

                 (m)     "Member Nonrecourse Debt" has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

                 (n)     "Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

                 (o)     "Member Nonrecourse Deductions" has the meaning set forth in Sections 1.704-2(i)(l) and 1.704-2(i)(2) of the Regulations.

                 (p)     "Net Cash Flow" shall mean, with respect to any period, the amount (if any) by which the Proceeds for such period exceed the Operating Costs for such period, all principal and interest payments on indebtedness of the Company, and all other sums paid to lenders.

                 (q)     "Net Profits" and "Net Losses" means, for each fiscal year, an amount equal to the Company's taxable income or loss for such fiscal year, determined in accordance with Code Section 703(a) (for this purposes, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                         (i)     Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Section 2.1(u) shall be added to such taxable income or loss;

                         (ii)    Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-a(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Section 2.1(u) shall be subtracted from such taxable income or loss;

                         (iii)   In the event the Gross Asset Value of any Company asset is adjusted pursuant to Section 2.1(i)(ii) or Section 2.1(i)(iii) hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;

                         (iv)    Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

                         (v)     In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year, computed in accordance with Section 2.1(f) hereof;

                         (vi)    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's or Economic Interest Owner's interest in the Company, the amount of such adjustment shall be treated as a item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and

                         (vii)   Notwithstanding any other provision of this Section 2.1(u), any items which are specifically allocated pursuant to Section 7 hereof shall not be taken into account in computing Net Profits or Net Losses.

         The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 7 hereof shall be determined by applying rules analogous to those set forth in Sections 2.1(i)(i) through 2/1(i)(vi) above.

                 (r)     "Nonrecourse Deducations" has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

                 (s)     "Nonrecourse Liability" has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

                 (t)     "Operating Costs" shall mean, with respect to any period, all cash expenditures incurred incident to the normal operation of the Company's business and any amounts determined by the General Manager from time to time to be reasonably necessary to provide a reserve for the operations, expenses, debt payments, capital improvements, and contingencies of the Company.

                 (u)     "Percentage Interest" shall mean, with respect to any Member or Economic Interest Owner, such Person's percentage interest of the Economic Interests in the Company and, in the case of a Member, in the voting rights in the Company, each as adjusted from time to time: (i) pursuant to this LLC Agreement; or (ii) as a result of any Transfer (as defined in Section 10.1 below) by a Member or Economic Interest Owner of all or a portion of its Economic Interest. The initial Percentage Interests of the Members are as designated in Section 6.1 of this LLC Agreement.

                 (v)     "Person" shall include any individual, trust, estate, corporation, partnership, limited liability company, association or other entity.

                 (w)     "Proceeds" shall mean, with respect to any period, gross receipts received by the Company from all sources during such period, including, without limitation, all sales, other dispositions, and refinancings of the Company's property, but does not include Capital Contributions as provided for in Article 6 of this LLC or the proceeds of any loans made by the Members to the Company.

                 (x)     "Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).

                 (y)     "Residual Capital Account Balance" means the excess (if any) of the amount of a Member's or Economic Interest Owner's positive Adjusted Capital Account Balance over the amount of such Member's or Economic Interest Owner's Preference Contributions Account balance.

ARTICLE 3
MANAGEMENT

       3.1     Duties of General Manager. The General Manager shall be responsible for the management of the day to day business and affairs of the Company in accordance with the annual and quarterly budgets adopted by the Members, and as otherwise directed by the Members from time to time pursuant to a unanimous vote or consent. Any decision or act of the General Manager within the scope of the General Manager's authority granted hereunder shall control and bind the Company. The General Manager shall, without limitation:

                 (a)     Manage, supervise and control of the day-to-day operations and the business and affairs of the Company;

                 (b)     Carry out and effect all directions authorized by the Members pursuant to a unanimous vote or consent;

                 (c)     Provide for the accounting function for the Company;

                 (d)     Apply for and obtain all appropriate insurance coverage for the Company;

                 (e)     Temporarily invest the Company's funds and short-term investments providing for appropriate safety of principal;

                 (f)     Engage in any kind of activity and performing and carrying out all contracts of any kind necessary to, in connection with or incidental to the accomplishment of the purposes and business of the Company, so long as said activities and contracts are in the ordinary course of business;

                 (g)     Negotiate, execute and perform all agreements, and exercise all rights and remedies of the Company in connection with the foregoing;

                 (h)     Execute and deliver all instruments necessary or convenient in connection with the management, maintenance, and operation of the business and affairs of the Company;

                 (i)     Engage in business with any Person who provides any services to, sells property to or purchases property from, the Company;

                 (j)     Retain or employ and coordinate the services of employees, supervisors and other Persons necessary or appropriate to carry out the business and affairs of the Company;

                 (k)     Engage in any kind of activity and to perform and carry out such contracts of any kind necessary to, or in connection with, or incidental to the accomplishment of, the business and affairs of the Company; and

                 (l)     Perform all other duties and functions provided herein to be performed by the Members, pursuant to a unanimous vote or consent.

         Any Person dealing with the Company or the General Manager may rely upon a certificate signed by all the Members as to the identity and authority of the General manager or any Member of the Company.

         3.2     Removal or Resignation of General Manager. In the event the Members, pursuant to a unanimous vote or consent, at any time, or from time to time, are dissatisfied with the General Manager's performance under this LLC Agreement (regardless of whether such dissatisfaction shall constitute legal "cause" for termination), the Members shall have the right to remove such General Manager. A Person who has been removed as General Manager shall continue to be a Member or Economic Interest Owner for all other purposes of this Agreement, if the General Manager is also a Member or Economic Interest Owner in the Company.

         The General Manager of the Company may resign at any by giving sixty (60) days advance written notice to each of the Members. The resignation of a General Manager shall take effect (60) days from the date of the notice or at such later time as shall be specified in the notice and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of a General Manager who is also a Member or Economic Interest Owner shall not affect the General Manager's rights as a Member or Economic Interest Owner and shall not constitute a withdrawal of the Member or Economic Interest Owner from the Company.

         Custom Energy shall select a person to fill any vacancy created by the removal or resignation of a General Manager, after consultation with M&E Sales.

         3.3     Compensation of General Manager. Unless otherwise unanimously agreed to be the Members, there shall be no compensation paid to the General Manager. If compensation is unanimously agreed to by the Members, no General Manager shall be prevented from receiving any such compensation because the General Manager is also a Member or Economic Interest Owner of the Company.

         3.4     Restrictions on the Members. Except as may otherwise be provided in this LLC Agreement, neither the General Manager, nor any individual Member or Economic Interest Owner individually shall have the authority to do any binding act on behalf of the Company without the approval of all the Members as provided in this LLC Agreement.

         3.5     Liability and Indemnification.

                 (i)     Neither the Members nor the General Manager shall be liable, responsible, or accountable in damages or otherwise to the Company or to the Members for any action taken or failure to act on behalf of the Company unless such action or omission was the result of an intentional breach of this Agreement or constituted gross negligence, bad faith or wanton or willful misconduct (collectively, "Misconduct").

                 (ii)    Except with respect to Misconduct, the Company shall, to the fullest extent permitted under the Act, indemnify and hold harmless the General Manager, the Members, and their Affiliates from any loss, damage, liability, or expense incurred or sustained by them by reason of any act performed or any omission for or on behalf of the Company or in furtherance of the interests of the Company, including any judgment, award, settlement, reasonable attorneys' fees, and other costs and expenses (which may be advanced by the Company) incurred in connection with the defense of any actual or threatened action, proceeding, or claim.

                 (iii)   The General Manager and each Member hereby agrees to indemnify and hold the Company wholly and completely harmless from any liability, cost, or damage that any such indemnified party may incur (including reasonable legal and other expenses incurred in defending against such liability, cost, or damage) as a result of such indemnifying person's Misconduct. No amount paid hereunder shall be treated as a capital contribution or a loan by the person making such payment.

                 (iv)    Except with regard to Misconduct, Custom Energy and M&E Sales hereby agree to indemnify and hold the other harmless from one-half of any liability, cost or damage that the other may incur (including reasonable legal and other expenses incurred in defending against such liability, cost or damage) arising out of the Contract; provided, however, that such indemnification obligation shall be secondary to the Company's indemnification obligations under Section 3.5(ii).

         3.6     Operating Budgets. Promptly upon the assignment of work under the Contract, the General Manager shall prepare and submit to the Members for adoption, pursuant to a unanimous vote or consent, a budget for such work. Each such budget shall include the following:

                 (a)     A narrative description of any activities proposed to be undertaken during the period subject of such budget;

                 (b)     A projected annual income statement (accrual basis) for such period;

                 (c)     A projected balance sheet as of the end of the period;

                 (d)     A schedule of projected cash flow (including itemized operating revenues, costs, and expenses) for such period; and

                 (e)     A description of any proposed investments and capital expenditures, including projected dates for commencement and completion of the foregoing, as well as the description of any contemplated or existing financing activities for such period.

         3.7     Limitation on Powers of the General Manager. Notwithstanding any other provisions contained in this LLC Agreement, the General Manager shall not do any of the following without the express written consent of all of the Members:

                 (a)     Amend this LLC Agreement;

                 (b)     Take any action or fail to take any action in contravention of this LLC Agreement;

                 (c)     Admit any substitute or additional Members;

                 (d)     Require additional Capital Contributions or modify a Member's or Economic Interest Owner's obligation to make a Capital Contribution;

                 (e)     Merge or consolidate or agree to merge or consolidate the Company with or into any other entity;

                 (f)     Sell, exchange, lease, mortgage, pledge or otherwise dispose of all or substantially all of the property of the Company in a single transaction or series of related transactions;

                 (g)     Approve any non-budgeted expenditure;

                 (h)     Make or cause the Company to become a party to any contract or commitment or renew, extend or amend or modify any contract or commitment, unless such contract or commitment is entered into in the ordinary course of business;

                 (i)     Invest in or acquire any interest in any business enterprise or venture;

                 (j)     Assume, incur or guarantee or become liable for any indebtedness or borrowed money on behalf of the Company;

                 (k)     Make any distributions to the Members or Economic Interest Owners, except as otherwise provided for in this LLC Agreement; or

                 (l)     Transact any business other than that which is consistent with the purpose and business of the Company as described in Section 1.3 above.

         3.8     Management of Activities under the Contract. Per the Contract, the General Manager shall cause up to three competitive bids to be solicited for work to be performed under the Contract. The Members agree that a Member may elect to perform the work covered under the bid at the lowest received bid price, or in the event that additional value added services are provided, at a higher price that is agreed upon by the other Member, provided that such electing Member is entitled to perform such work based on the division of opportunities as set out in Exhibit D. A subcontract agreement will be executed between the Company and the Member prior to the commencement of any work. Work under the Contract shall be done under the direct supervision of the General Manager. Unless otherwise agreed to by the Members, the Company shall contract with Custom Energy to perform all project management and engineering services, and Custom Energy shall bill the Company $65 per hour therfor. In the event that the Company contracts with M&E Sales to perform energy engineering services, the Company shall pay $65 per hour therefor. The Members agree that any additional labor and expenses associated with obtaining work under the Contract shall not be invoiced to the Company. Any profit, margin or other premium earned by the Company shall be divided equally between the Members.

ARTICLE 4
RIGHTS AND OBLIGATIONS OF MEMBERS

         4.1     Limitation of Liability. Each Member's and Economic Interest Owner's liability shall be limited as set forth in this LLC Agreement, the Delaware Act and other applicable law.

         4.2     Company Liabilities. A Member or Economic Interest Owner will not be personally liable for any debts or losses of the Company beyond the Member's or Economic Interest Owner's respective capital contributions and any obligation of the Members and Economic Interest Owners to make Capital Contributions, except as required by law.

         4.3     Priority and Return of Capital. Except as otherwise expressly provided in this LLC Agreement, no Member or Economic Interest Owner shall have priority over any other Member or Economic Interest Owner, either for the return of Capital Contributions or for Net Profits, Net Losses or distributions; provided that this Section shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

         4.4     Liability of a Member or Economic Interest Owner to the Company. A Member or Economic Interest Owner who rightfully receives a return in whole or in part of its Capital Contribution is liable to the Company only to the extent now or hereafter provided by the Delaware Act.

         4.5     Transactions with Members and Affiliates. In addition to the matters set out in Section 3.8 and Exhibit D, the Company may enter into agreements with one or more Members or Affiliates of a Member to provide leasing, management, legal, accounting, architectural, brokerage, development, or other services or to buy, sell, or lease assets to or from the Company, provided that any such transactions shall be unanimously approved by the Members.

         4.6     Independent Activities. Except as required by Section 3.8 and Exhibit D and as otherwise agreed upon in writing between the Company and a Member or Economic Interest Owner, each Member or Economic Interest Owner shall be required to devote only such time to the affairs of the Company as such Member or Economic Interest Owner determines in its sole discretion, and each such Member or Economic Interest Owner shall be free to serve any other Person in any capacity that it may deem appropriate in its discretion.

ARTICLE 5
MEETINGS OF MEMBERS

         5.1     Annual Meeting. The annual meeting of the Members shall be held on the second Tuesday in April or at such other time as shall be determined by the Members for the purpose of the transaction of such business as may come before the meeting.

         5.2     Special Meetings. Special meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by any Member of the Company.

         5.3     Place of Meetings. The Members may designate any place, either within or outside the state of Delaware, as the place of meeting for any meetings of the Members. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal place of business of the Company.

         5.4     Notice of Meetings. Except as provided in Section 5.5 below, for any annual meeting held at such time as provided in Section 5.1 above, and for all special meetings, written notice stating the place, day, and hours of the meeting and the purpose or purposes for which the meeting is called shall be delivered not fewer than ten (10) nor more than sixty (60) days before the date of the meeting, to each Member entitled to vote at the meeting. If mailed, the notice shall be deemed to be delivered two (2) calendar days after being deposited in the United States mail, addressed to the Member at the Member's address as it appears on the books of the Company, with postage thereon prepaid.

         5.5     Meeting of all Members. If all of the Members shall meet at any time and place, either within or outside of the state of Delaware, and consent to the holding of a meeting at that time and place, the meeting shall be valid without call or notice, and at the meeting lawful action may be taken.

         5.6     Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjourned meeting, the date on which notice of the meeting is mailed shall be the record date for the determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, the determination shall apply to any adjourned meeting.

         5.7     Quorum. Members holding all of the Percentage Interests issued and outstanding by the Company, represented in person only, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any meeting of Members, the Members holding all of the Percentage Interests so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

         5.8     Voting. The unanimous vote or consent of all Members shall be required to approve any act required to be approved by the Members.

         5.9     Action by Members without a Meeting. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more counterparts of a written consent describing the action taken and signed by each Member entitled to vote, which consent shall be included in the minutes or filed with the Company records. Action taken under this Section is effective when all Members entitled to vote have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

         5.10    Waiver of Notice. When any notice is required to be given to any Member, a waiver of the notice in writing signed by the person entitled to the notice, whether before, at, or after the given time stated therein, and delivered to the Company for inclusion in the minutes or filing with the Company records, shall be equivalent to the giving of the notice. A Member's attendance at any meeting shall constitute a waiver: (i) to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting objects to the holding of the meeting or transacting business at the meeting; and (ii) to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless such person objects to considering the matter when it is presented.

ARTICLE 6
CAPITAL CONTRIBUTIONS

         6.1     Initial Capital Contributions. A Capital Account shall be maintained for each Member as provided in Section 2.1(c) above, which shall include the initial Capital Contribution of each Member as set forth on Exhibit C, attached hereto. The initial Percentage Interest of each Member shall be as also set forth in Exhibit C. No Member shall have any interest or rights in the capital contributed by any other Member.

         6.2     Increase in Company Capital. The Members and Economic Interest Owners recognize that the Company may require additional capital from time to time in order to accomplish the purposes and the business for which the Company is formed. If by an affirmative vote or consent all of the Members determine in good faith that additional Capital Contributions are necessary for the operation of the Company, each Member and Economic Interest Owner shall within thirty (30) days of such vote or consent contribute their respective share of the additional contribution to the capital of the Company as determined on a pro rata basis with reference to the relationship of each respective Member's or Economic Interest Owner's Percentage Interest to the total of the Percentage Interests of all of the Members and Economic Interest Owners. The General Manager shall make such determination and provide notice to each Member and Economic Interest Owner within ten (10) days of such vote or consent of the call for such additional contribution, the amount to be contributed by such person, and the date on which such contribution is due. Unless otherwise agreed to by the affirmative vote or consent of all of the Members, all such additional Capital Contributions shall be made in cash. No voluntary contributions to capital shall be made by any Member or Economic Interest Owner absent the affirmative vote or consent of all of the Members.

         6.3     Capital Accounts of Members. The amount of any additional Capital Contribution made by any Member or Economic Interest Owner shall be added to the Capital Account of such contributing Member or Economic Interest Owner as of the date of expiration of the thirty (30) day periods and/or ten (10) day period, as the case may be, set out in Sections 6.2 and 6.3 above. Any increase in a Member's or Economic Interest Owner's Preference Contribution Account pursuant to Section 6.3(e) shall not be added to such Member's or Economic Interest Owner's Capital Account.

         6.4     Adjustment of Percentage Interests. If additional Capital Contributions are made in accordance with Article 6 or in conjunction with the admission of a new Member pursuant to Article 11 of this LLC Agreement, the Percentage Interests of each Member and Economic Interest Owner shall be adjusted to reflect such additional contributions in accordance with the following formula:

                 (a)     Each Member's and Economic Interest Owner's Percentage Interest shall be adjusted to the same ratio as the Member's or Economic Interest Owner's total Capital Contribution (initial Capital Contribution plus additional Capital Contributions) bears to the total Capital Contributions of all the Members and Economic Interest Owners as of the adjustment date. The adjustment date shall be the date of the expiration of the thirty (30) day period and/or ten (10) day period, as the case may be, set out in Sections 6.2 and 6.3 above or the date a new Member is admitted, as the case may be.

                 (b)     This Percentage Interest adjustment shall be made after every additional Capital Contribution, whether such additional Capital Contribution is the result of the admission of a new Member or a call for additional contributions. In the event that there is any transfer in whole or in part, of a Member's or Economic Interest Owner's Percentage Interest in the Company, then the transferee of such Member or Economic Interest Owner shall stand in the same position as the Member or Economic Interest Owner whose interest they have acquired, unless all of the Members have agreed otherwise.

         6.5     Interest and Other Amounts. No Member or Economic Interest Owner shall receive any interest, salary, or drawing with respect to its Capital Contributions or its Capital Account or for services rendered to or on behalf of the Company or otherwise in its capacity as a Member or Economic Interest Owner, except as otherwise provided in this LLC Agreement or other agreement approved and ratified by all of the Members between the Company and such Member or Economic Interest Owner.

         6.6     Amendment of Documents. Except as provided above or pursuant to a Member's or Economic Interest Owner's acquisition of an additional Economic Interest as permitted under this LLC Agreement, any adjustments in Percentage Interests shall be effectuated by amending this LLC Agreement and the execution and filing of any other documents required by the Delaware Act.

         6.7     Loans of Members. A Member or Economic Interest Owner may loan cash or other property to the Company, should additional funds be required, upon such terms as all of the Members shall agree by affirmative vote or consent. Loans by any Member or Economic Interest Owner to the Company shall not be considered as contributions to the capital of the Company. Except as otherwise provided in this LLC Agreement, none of the Members or Economic Interest Owners shall be obligated to make any loan or advance to the Company.

         6.8     Withdrawal of Capital Contribution. Except as otherwise provided in this LLC Agreement, the affirmative vote or consent of all of the Members shall be required to modify, compromise or release the amount and/or character of a Member's or Economic Interest Owner's Capital Contribution, or any promise made by a Member as consideration for the acquisition of an interest in the Company. Under circumstances requiring the return of any Capital Contribution, no Member or Economic Interest Owner shall have the right to receive any property of the Company, other than cash, except as may be specifically provided herein.

ARTICLE 7
ALLOCATIONS

         7.1     Net Profits. After giving effect to the special allocations set forth in this Article 7, Net Profits for any fiscal year shall be allocated among the Members and Economic Interest Owners as follows and in the following order of priority:

                 (a)     First, to the Members and Economic Interest Owners with negative Adjusted Capital Account Balances (if any), in the ratio of such negative Adjusted Capital Account Balances, up to the amount necessary to restore all such Adjusted Capital Account Balances to zero;

                 (b)     Next, to the Members and Economic Interest Owners in the relative amounts, and up to the aggregate amount (if any), necessary so that Residual Capital Account Balances of the Members and Economic Interest Owners will be in the ratio of their respective Percentage Interests; and

                 (c)     Then, any additional Net Profits shall be allocated among the Members and Economic Interest Owners in proportion to their Percentage Interests.

         7.2     Net Losses. Net Losses for any fiscal year shall be allocated among the Members and Economic Interest Owners as follows and in the following order of priority:

                 (a)     First, to the Members and Economic Interest Owners, in the relative amounts, and up to the aggregate amount (if any), necessary so that their Residual Capital Account Balances (if any) will be in the ratio of their respective Percentage Interests;

                 (b)     Next, to the Members and Economic Interest Owners, in the ratio of their Residual Capital Account Balances, up to the aggregate amount (if any) necessary to reduce such Residual Capital Account Balances to zero;

                 (c)     Next, to the Members and Economic Interest Owners with positive Adjusted Capital Account Balances, up to the aggregate amount (if any) necessary to reduce such Adjusted Capital Account Balances to zero; and

                 (d)     Then, any remaining Losses shall be allocated among the Members and Economic Interest Owners in proportion to their Percentage Interests.

         7.3     Special Allocations. The following special allocations shall be made in the following order:

                 (a)     Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article 7, if there is a net decrease in Company Minimum Gain during any Company fiscal year, each Member or Economic Interest Owner shall be specially allocated items of Company income and gain for such Fiscal year (and, if necessary, subsequent Fiscal years) in an amount equal to such Member's or Economic Interest Owner's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member or Economic Interest Owner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 7.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-1(f) of the Regulations and shall be interpreted consistently therewith.

                 (b)     Except as otherwise provided in Section 1.704-1(i)(4) of the Regulations, notwithstanding any other provision of this Article 7, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Company fiscal year, each Member or Economic Interest Owner who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member's or Economic Interest Owner's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member or Economic Interest Owner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 7.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

                 (c)     Nonrecourse Deductions for any Fiscal year shall be specially allocated among the Members and Economic Interest Owners in proportion to their Percentage Interests.

                 (d)     Any Member Nonrecourse Deductions for any Fiscal year shall be specially allocated to the Member or Economic Interest Owner who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(l).

                 (e)     To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member or Economic Interest Owner in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Member or Economic Interest Owners in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members and Economic Interest Owners to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

         7.4     Other Allocation Rules.

                 (a)     The Members and Economic Interest Owners are aware of the income tax consequences of the allocations made by this Article 7 and hereby agree to be bound by the provisions of this Article 7 in reporting their shares of Company income and loss for income tax purposes.

                 (b)     For purposes of determining the Net Profits, Net Losses, or any other items allocable to any period, Net Profits, Net Losses, and any other such items shall be determined on a daily, monthly, or other basis, as determined by the Tax Matters using any permissible method under Code Section 706 and the Regulations thereunder.

                 (c)     Solely for purposes of determining a Member's or Economic Interest Owner's proportionate share of the "excess nonrecourse liabilities" of the Company, within the meaning of Regulations Section 1.752-3(a)(3), the Members' and Economic Interest Owners' interests in Company Net Profits are in proportion to their Percentage Interests.

                 (d)     To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Members shall endeavor not to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt.

         7.5     Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members and Economic Interest Owners so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Section 2.1(j)(i) hereof). The Members and Economic Interest Owners hereby agree that the "remedial allocation method" described in Regulation Section 1.704-3(d) shall be used for allocating the disparity between the fair market value of a contributed asset and that asset's adjusted tax basis.

         In the event the Gross Asset Value of any Company asset is adjusted pursuant to Section 2.1(i)(ii) hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. The Members and Economic Interest Owners agree that the remedial allocation method described in Regulation Section 1.704-3(d) shall be used for allocating the disparity between the fair market value and adjusted tax basis.

         Other than the mandatory use of the remedial allocation method as specified above in this Section 7.5, any elections or other decisions relating to such allocations shall be made by the Tax Matters Member in any manner than reasonably reflects the purpose and intention of this LLC Agreement. Allocations pursuant to this Section 7.5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Person's Capital Account or share of Net Profits, Net Losses, other items, or distributions pursuant to any provisions of this LLC Agreement.

ARTICLE 8
ACCOUNTING, DISTRIBUTIONS AND TAXES

         8.1     Distribution of Net Cash Flow. Within thirty (30) days after the close of each quarter, or more frequently upon the affirmative vote or consent of all of the Members, all of the Net Cash Flow of the Company not required to be retained in the Company to satisfy current and future obligations and to fund reserves (or such greater amount as may be determined upon the affirmative vote or consent of all of the Members) shall be distributed to the Members and Economic Interest Owners in proportion to their Percentage Interests.

         Notwithstanding the foregoing, no distributions shall be made unless, after distribution is made, the assets of the Company are in excess of its liabilities, except amounts payable to Members or Economic Interest Owners on account of Capital Contributions.

         8.2     Accounting. The fiscal and tax year of the Company shall be the calendar year. For tax purposes, the records of the Company shall be maintained on an accrual method of accounting. The books of account of the Company shall be kept and maintained at all times at the principal place of business of the Company. Each Member shall have the right at all reasonable times during usual business hours to audit, examine and make copies of or extracts from the books of account of the Company, and a list of the names and addresses of all of the Members and Economic Interest Owners. Such right may be exercised through any agent of such Member. Each Member shall bear all expenses incurred in any examination made for its account.

         As soon as reasonably practicable after the end of each calendar quarter, the General Manager shall furnish each Member and Economic Interest Owner with an interim balance sheet, statement of profit and loss, and statement of cash receipts and disbursements of the Company, each prepared in accordance with generally accepted accounting principles and reviewed by the Company's independent certified public accountants. As soon as reasonably practicable after the end of each fiscal and tax year, the General Manager shall furnish each Member and Economic Interest Owner with: (i) a balance sheet of the Company as of the last day of such fiscal or tax year, a statement of profit or loss of the Company for such year, and a statement of cash receipts and disbursements, each prepared in accordance with generally accepted accounting principles and reviewed by the Company's independent certified public accountants; (ii) a statement showing the amounts allocated to or allocated against such Member and Economic Interest Owner pursuant to Article 7 of this LLC Agreement during or in respect of such year, and any items of income, deduction, credit, or loss allocated to them; and (iii) a copy of the federal income tax return of the Company.

         8.3     Tax Elections. Upon the affirmative vote or consent of all the Members, the Tax Matters Member shall make any tax election for the Company allowed under the Internal Revenue Code of 1986, as amended, including, without limitation, elections to cause the basis of Company property to be adjusted for federal income tax purposes as provided by Section 734 and 743 of the Internal Revenue Code of 1986, as amended, pursuant to the transfer of an Economic Interest or the death of or distribution of property to a Member or Economic Interest Owner.

         8.4     Tax Matters Member. Custom Energy is hereby designated as the Tax Matters Member of the Company pursuant to applicable provisions of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. If Custom Energy ceases to be a Member, its status as Tax Matters Member shall cease, and M&E Sales shall be appointed successor Tax Matters Member.

ARTICLE 9
REPRESENTATION AND WARRANTIES

         9.1     In General. As of the date hereof, each Member (each a "Representing Party") makes each of the following representations and warranties applicable to such Member:

                 (a)     If such Representing Party is a corporation, partnership, trust, limited liability company, limited liability partnership or any other legal entity, it is duly organized or duly formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and has the power and authority as an entity to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Representing Party is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Such Representing Party has the power and authority as an entity to execute and deliver this LLC Agreement and to perform its obligations hereunder and the execution, delivery, and performance of this LLC Agreement has been duly authorized by all necessary actions of the Representing Party entity. This LLC Agreement constitutes the legal, valid, and binding obligation of such Representing Party.

                 (b)     Neither the execution, delivery, and performance of this LLC Agreement nor the consummation by such Representing party of the transactions contemplated hereby (i) will conflict with, violate, or result in a breach of any of the terms, conditions, or provisions of any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator, applicable to such Representing Party, (ii) will conflict with, violate, result in a breach of, or constitute a default under any of the terms, conditions, or provisions of the articles of incorporation, bylaws, partnership agreement, certificate of formation, articles of organization, or other formation and operating documents of such Representing Party, or of any material agreement or instrument to which such Representing Party is a party or by which such Representing Party is or may be bound or to which any of its material properties or assets is subject, (iii) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interest or rights, or require any consent, authorization or approval under any indenture, mortgage, lease agreement, or instrument to which such Representing Party is a party or by which such Representing Party is or may be bound, or (iv) will result in the creation or imposition of any lien upon any of the material properties or assets of such Representing Party.

                 (c)     Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, any governmental or regulatory authority, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance and performance by such Representing Party under this LLC Agreement or the consummation by such Representing Party of any transaction contemplated hereby has been completed, made or obtained on or before the effective date of this LLC Agreement.

                 (d)     There are no actions, suits, proceedings or investigations pending or, to the knowledge of such Representing Party, threatened against or affecting such Representing Party or any of their properties, assets, or businesses in any court or before or by any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit, or proceeding, which if adversely determined could) reasonably be expected to materially impair such Representing Party's ability to perform its obligations under this LLC Agreement or to have a material adverse effect on the consolidated financial condition of such Representing Party; and such Representing Party has not received any currently effective notice of any default, and such Representing Party is not in default, under any applicable order, writ, injunction, decree, permit, instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Representing Party's ability to perform its obligation under this LLC Agreement or to have a material adverse effect on the consolidated financial condition of such Representing Party.

                 (e)     Such Member is acquiring its interest in the Company based upon its own investigation, and the exercise by such Member of its rights and the performance of its obligations under the LLC Agreement will be based upon its own investigation, analysis and expertise. Such Member's acquisition of its interest in the Company is being made for its own account for investment, and not with a view to the sale or distribution thereof.

ARTICLE 10
TRANSFERABILITY

         10.1    General. Except as otherwise specifically provided in this LLC Agreement, neither a Member nor an Economic Interest Owner shall have the right without the affirmative vote or consent of all of the remaining Members to sell, assign, encumber, pledge, hypothecate, transfer, exchange, distribute or otherwise transfer for consideration, gift, bequeath, distribute or otherwise transfer for no consideration (whether or not by operation of law, except in the case of bankruptcy) (each such action a "Transfer") all or part of its interest in the Company. The transfer of the Economic Interest of a Bankrupt Member or Economic Interest Owner shall be governed by Sections 12.4 and 12.5 below. Any purported Transfer of any interest in the Company in contravention of this LLC Agreement shall be null and void and of no force or effect.

         10.2    Transferee Not Member in Absence of Consent. Notwithstanding anything contained in this LLC Agreement to the contrary, if all of the remaining Members do not by affirmative vote or consent approve of the proposed Transfer of a Member's or Economic Interest Owner's Economic Interest in the Company to a transferee or donee who is not a Member immediately before the Transfer and the admission of such transferee as a Member is approved as provided in Article 11 below, the proposed transferee or donee shall have no right to participate in the management of the business and affairs of the Company, including, without limitation, any rights to vote as a Member as provided hereunder. Subject to the satisfaction of the requirements of this Section 10.2 above, the transferee or donee shall be merely an Economic Interest Owner. Furthermore, except as agreed upon by all of the remaining Members or as otherwise provided in this LLC Agreement or the Delaware Act, upon a Member's transfer of its Economic Interest, such Member's rights to participate in the management and affairs of the Company, including, without limitation, its voting rights, shall cease.

         10.3    Change in Control of a Member. If the owners of a Member as of the date of this LLC Agreement cease at any time to own at least 51% of the voting interests of such Member (a "Change in Control"), unless the other Members shall agree otherwise such Member shall relinquish all voting rights associated with its Percentage Interest (except its rights under Section 3.7(a), (c), (d), (e), (f) and (k)). Provided, however, that no such relinquishment shall occur if the aggregate tangible net worth of the owners of such Member immediately after such change in control is at least equal to the aggregate tangible net worth of the owners of such Member immediately prior to such change in control.

ARTICLE 11
ADMISSION OF SUCCESSOR MEMBERS OR NEW MEMBERS

         11.1    Admission of Successor Members or New Members. A Person, including a transferee or donee of a Member or other Person owning an Economic Interest, shall be deemed admitted as a Member of the Company only upon the satisfactory completion of the following:

                 (a)     All of the Members, or remaining Members, as the case may be, shall have consented to the admission of the Person as a Member of the Company and, in the case of a new Member, all of the Members shall have consented to the amount and character of the proposed Capital Contribution of such new Member.

                 (b)     The Person shall have accepted and agreed to be bound by the terms and provisions of this LLC Agreement and such other documents or instruments as the existing Members may require.

                 (c)     The Person shall have executed a counterpart of this LLC Agreement to evidence the consents and agreements above, and any changes in the Certificate of Formation of the Company and this LLC Agreement shall have been executed and filed as deemed necessary by the existing Members.

                 (d)     If the Person is a corporation, partnership, limited liability company, trust, association or other entity, the Person shall have provided each of the Members with evidence satisfactory to counsel for the Company of its authority to become a Member under the terms and provisions of this LLC Agreement.

                 (e)     If required by the Members, counsel for the Company or a qualified counsel for the transferee or donee or new Member, which counsel shall have been approved of by the Members, shall have rendered an opinion to the Members that the admission of the Person as a Member is in conformity with the Delaware Act and that none of the actions in connection with the admission will cause the termination or dissolution of the Company or will adversely affect its classification as a partnership for federal and state income tax purposes.

                 (f)     The Person, as required by the Members, shall have paid all reasonable legal fees of the Company and the Members and filing costs in connection with its admission as a Member.

         11.2    Financial Adjustments. No new Members shall be entitled to any retroactive allocation of losses, income, or expense deductions incurred by the Company. The Company may, at its option, at the time a Member is admitted, close the Company's books (as though the Company's tax year had ended) or make pro rata allocations of loss, income, and expense deductions to a new Member for that portion of the Company's tax year in which a Member was admitted in accordance with the provisions of Section 706 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

ARTICLE 12
TERM, TERMINATION, AND DISTRUBTION UPON LIQUIDATION

         12.1    Term. The term of the Company shall commence on the date the Certificate of Formation for the Company is filed in the Office of the Delaware Secretary of State in accordance with the Delaware Act and shall continue until December 31, 2047, unless earlier dissolved by the unanimous written consent of all of the Members, or the provisions of the Certificate of Formation, this LLC Agreement or the Delaware Act.

         12.2    Withdrawal of a Member. A Member may withdraw, retire or resign from the Company at any time upon giving ninety (90) days prior written notice of such withdrawal to the remaining Members; provided, however, that absent the approval of such withdrawal by the affirmative vote or consent of all of the remaining Members within such ninety (90) day notice period, such a withdrawal shall be deemed a breach of this LLC Agreement allowing the Company to recover from the withdrawing Member damages for such breach as reasonably determined by the remaining Members, including, without limitation, attorneys' fees, and offset such damages against the amounts otherwise distributable to the withdrawing Member.

         Subject to the remaining provisions of this LLC Agreement, upon the withdrawal of a Member, the withdrawing Member shall be entitled to the fair market value of its Economic Interest, which amount shall be equal to the sum of the withdrawing Member's Percentage Interest of both (i) the Company's Net Profits or Net Losses for the year in which the withdrawal occurs through the date of the withdrawal (less any distributions of Net Cash Flow made to the withdrawing Member through the date of such withdrawal); and (ii) the value of the Company's assets, net of the Company's debts, liabilities and obligations; less any deficit balance in the withdrawing Member's Capital Account, such consideration which the Company shall pay in cash at the closing, which closing shall be within thirty (30) days of the date such purchase price is determined at such time and place as designated by the Company. For purposes of this determination, the value of the Company's assets, other than cash, certificates of deposit and other instruments the value of which are readily ascertainable, shall be determined with reference to the fair market value of such assets as determined by the Company's regularly employed independent certified public accountant, which determination shall be final, binding and conclusive upon all parties.

         Notwithstanding the foregoing, if such withdrawal is deemed to be a breach of this LLC Agreement as provided above, then the amount to which the withdrawing Member is entitled for its Economic Interest shall not include any amount attributable to the goodwill of the Company and shall be reduced by an amount equal to any damages attributable to such breach as described above.

         12.3    Events of Dissolution. Unless the continuation of the Company's business is approved by the affirmative vote or consent of all of the remaining Members within ninety (90) days of an event of withdrawal, the Company shall immediately dissolve. An event of withdrawal shall include:

                 (a)     The withdrawal, retirement or resignation of a Member absent the approval of the remaining Members and the failure to purchase a withdrawing Member's Economic Interest as provided in Section 12.2 above;

                 (b)     In the case of a Member that is a natural person, the death or insanity of a Member or the entry by a court of competent jurisdiction adjudicating a Member incompetent to manage his person or his estate;

                 (c)     A Member becoming a Bankrupt Member (as defined in Section 12.4 below);

                 (d)     In the case of a Member that is a trust, the termination of the trust or the distribution of such trust's entire interest in the Company, but not merely the substitution of a new trustee;

                 (e)     In the case of a Member that is a general or limited partnership, the dissolution and commencement of winding up of such partnership or a distribution of its entire interest in the Company;

                 (f)     In the case of a Member that is a corporation, the filing of articles of dissolution, or their equivalent, for the corporation or revocation of its charter or its distribution of its entire interest in the Company;

                 (g)     In the case of a Member that is an estate, the distribution by the fiduciary of the estate's entire interest in the Company;

                 (h)     In the case of a Member that is a limited liability company, the filing of a certificate of cancellation or articles of dissolution or termination, or their equivalent, for the limited liability company or a distribution of its entire interest in the Company;

                 (i)     December 31, 2047;

                 (j)     The affirmative vote or consent by all of the Members to dissolve, wind up and liquidate the Company;

                 (k)     The happening of any other event that makes it unlawful or impossible to carry on the business of the Company; or

                 (l)     Any event which causes there to be only one (1) Member.

         Except as otherwise provided in this LLC Agreement or the Delaware Act, upon the occurrence of an event of withdrawal as described in subsection (a) through (h) above, the Member subject of such an event shall cease to be a Member and shall thereafter be an Economic Interest Owner. An event of withdrawal shall not include a Transfer of a Member's interest pursuant to Article 10 above.

         12.4    Bankruptcy of a Member. A "Bankrupt Member" shall mean any Member or Economic Interest who:

                 (a)     makes an assignment for the benefit of its creditors;

                 (b)     files a voluntary petition in bankruptcy;

                 (c)     files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation or files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of such nature;

                 (d)     seeks, consents or acquiesces in appointment of a trustee, receiver or liquidator of the Member or Economic Interest Owner or of all or any substantial part of its property; or

                 (e)     is the subject of any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, and one hundred twenty (120) days after commencement of such proceeding, the proceeding has not been dismissed; or without the Members' or Economic Interest Owners' consent or acquiescence has had a trustee, receiver or liquidator appointed for itself or for a substantial part of its property and the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated.

         12.5    Option to Purchase. The remaining Members shall have the option to purchase the Economic Interest of a Bankrupt Member for the purchase price determined and paid in accordance with the methodology, terms and conditions provided in Section 12.2 above for the purchase of a withdrawing Member's interest; provided, however, that no discounts shall be made to the purchase price for any deemed breach of the LLC Agreement. If the remaining Members do not elect to acquire all of the Bankrupt Member's interest, the interest shall be transferred in accordance with Article 10 above, or if not transferred, retained by the Bankrupt Member. If the remaining Members exercise their option hereunder and the Bankrupt Member fails to assign its interest in the Company at the time and place fixed for closing, then the remaining Members may enforce the obligation of the Bankrupt Member by an action for specific performance.

         12.6    Cessation of Business. In the event of the occurrence of any event effecting the dissolution of the Company, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until the General Manager has filed a certificate of cancellation in the office of Delaware Secretary of State or until a decree terminating the Company has been entered by a court of competent jurisdiction.

         12.7    Winding Up, Liquidation, and Distribution of Assets. Upon dissolution, an accounting shall be made of the accounts of the Company and of the Company's assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution and the General Manager shall immediately proceed to wind up the affairs of the Company. If the Company is dissolved and its affairs are to be wound up, the General Manager shall:

                 (a)     Collect and sell or otherwise liquidate all of the Company's assets as promptly as practicable (except to the extent the Members, by unanimous vote or consent, determine to distribute any assets to the Members and Economic Interest Owners in kind);

                 (b)     Allocate any Net Profits or Net Losses resulting from such sale or other disposition of the Company's assets to the Members' and Economic Interest Owners' Capital Accounts in accordance with Section 2.1(b) above;

                 (c)     Discharge all debts, liabilities and obligations of the Company, including those to Members and Economic Interest Owners who are creditors to the extent permitted by law, other than debts, liabilities and obligations to Members and Economic Interest Owners for distributions, and establish such reserves as the Members may deem reasonably necessary to provide for contingencies or liabilities of the Company (for purposes of determining the Capital Accounts of the Members and Economic Interest Owners, the amounts of such reserves shall be deemed to be an expense of the Company);

                 (d)     Distribute the remaining assets to the Members and Economic Interest Owners either in cash or in kind, with any assets distributed in kind being valued for this purpose at their fair market value, as follows and in the following order of priority:

                        (i)     First, to the Members and Economic Interest Owners with positive Preference Contribution Account balances, in proportion to their respective Preference Contribution Account balances, up to the amount necessary to reduce all such Preference Contribution Account balances to zero; and

                         (ii)    The balance, if any, to the Members and Economic Interest Owners in proportion to their Percentage Interests.

         If any assets of the Company are to be distributed in kind, the fair market value of those assets as of the date of dissolution, other than cash, certificates of deposit and other instruments the value of which are readily ascertainable, shall be as determined as provided in Section 12.2 above. Those assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Members and Economic Interest Owners shall be adjusted pursuant to the provisions of this LLC Agreement to reflect such deemed sale;

                 (e)     Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated; and

                 (f)     The remaining Members shall comply with any applicable requirements of Delaware Act pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

         12.8    Certificate of Cancellation. When all debts, liabilities, and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining assets have been distributed to the Members and Economic Interest Owners, the General Manager shall execute a certificate of cancellation setting forth the information required by the Delaware Act and shall be delivered to the Delaware Secretary of State.

         12.9    Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this LLC Agreement, upon dissolution, each Member and Economic Interest Owner shall look solely to the assets of the Company for the return of its Capital Contributions. If the Company assets remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contributions of the Members and Economic Interest Owners, the Members and Economic Interest Owners shall have no recourse against any other Member or Economic Interest Owner.

ARTICLE 13
MISCELLANEOUS PROVISIONS

         13.1    Waiver of Right of Partition. It is specifically agreed that no Member or Economic Interest Owner shall have the right to ask for partition of the assets owned or hereafter acquired by the Company, nor shall any such Member or Economic Interest Owner have the right to any specific assets of the Company on the liquidation or winding up of the Company, except as may be otherwise specified by hereunder.

         13.2    Notices. Except as otherwise provided in this LLC Agreement, any notice required or permitted herein shall be in writing and shall be deemed to have been delivered, whether actually received or not, two (2) calendar days after being deposited in the United States mail, by registered mail, return receipt requested, postage prepaid, addressed to the party entitled thereto at the last address of such party provided by such party to the Company. Any notice to the Company shall be sent to the Company's principal place of business.

         13.3    Governing Law. This LLC Agreement has been made and executed in accordance with the Delaware Act and is to be construed, enforced, and governed in accordance therewith and with the laws of the State of Delaware. The parties agree that all actions or proceedings arising directly or indirectly from this LLC Agreement shall be commenced and litigated only in the state or federal courts in the State of Maryland. The parties hereby consent to the jurisdiction over them of the state and federal courts in the State of Maryland in all actions or proceedings arising directly or indirectly from this LLC Agreement.

         13.4    Entire Agreement. Except as otherwise provided herein, this LLC Agreement together with the recitals and Exhibits hereto, each of which are incorporated herein by this reference, constitutes the entire agreement among the Members on the subject matter hereof and may not be changed, modified, amended, or supplemented except in writing, signed by all of the Members. All other oral or written agreements, promises, and arrangements in relation to the subject matter of this LLC Agreement are hereby rescinded.

         13.5    Binding Agreement. Subject to the restrictions and encumbrances set forth herein, the terms and provisions of this LLC Agreement shall be binding upon, be enforceable by and inure to the benefit of the Members, Economic Interest Owners and their respective heirs, executors, administrators, personal representatives, successors, and assigns.

         13.6    Interpretation. The descriptive headings contained in this LLC Agreement are for convenience only and are not intended to define the subject matter of the provisions of this LLC Agreement and shall not be resorted to for interpretation thereof.

         13.7    Severability. If any provision of this LLC Agreement or the application thereof to any individual or entity or circumstance shall be invalid or unenforceable to any extent, the remainder of this LLC Agreement and the application of such provisions to other individuals or entities or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         13.8    Waiver. No consent or waiver, express or implied, by any Member or Economic Interest Owner to or of any breach or default by any other Member or Economic Interest Owner in the performance by such other Member or Economic Interest Owner of its obligations under this LLC Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member or Economic Interest Owner of the same or any other obligations hereunder. The failure on the part of any Member or Economic Interest Owner to complain of any act or failure to act of any of the other Members or Economic Interest Owners or to declare any of the other Members or Economic Interest Owners in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member or Economic Interest Owner of its rights under this LLC Agreement.

         13.9    Equitable Remedies. The rights and remedies of any of the Members or Economic Interest Owners hereunder shall not be mutually exclusive. Each of the Members and Economic Interest Owners confirms that damages at law may be an inadequate remedy for a breach or threatened breach of this LLC Agreement and agrees that in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but nothing herein contained is intended to, nor shall it, limit or affect any right or rights at law or by statute or otherwise of a Member or Economic Interest Owners aggrieved as against a party for a breach or threatened breach of any provision hereof; it being the intention hereof to make clear the agreement of the Members and Economic Interest Owners that the respective rights and obligations of the Members and Economic Interest Owners hereunder shall be enforceable in equity as well as at law or otherwise.

         13.10   Attorney's Fees. In the event of a default by a Member or Economic Interest Owner under this LLC Agreement, the non-defaulting Members and Economic Interest Owners shall be entitled to recover all costs and expenses, including attorney's fees, incurred as a result of said default or in connection with the enforcement of this LLC Agreement.

         13.11   Counterparts. This LLC Agreement may be executed in two (2) or more counterparts, all of which taken together shall constitute one (1) instrument.

         13.12   Gender. Whenever in this LLC Agreement, words, including pronouns, are used in masculine or neuter, they shall be read and construed in the masculine, feminine or neuter, as the case may be, wherever they would so apply, and wherever in this LLC Agreement, words, including pronouns, are used in the singular or plural, they shall be read and construed in the plural or singular, respectively, wherever they would so apply.

         13.13   Saving Clause. In the event any provision of this LLC Agreement shall be, or shall be found to be, contrary to the Delaware Act, such provision shall be deemed amended so as to conform with such Act.

         13.14   Further Documentation. Each of the parties hereto agrees in good faith to execute such further or additional documents as may be necessary or appropriate to fully carry out the intent and purpose of this LLC Agreement.

         13.15   Incorporation of Recitals. The preamble and recitals to this LLC Agreement are hereby incorporated by reference and made an integral part hereof.

         13.16   Indemnification. The Company shall indemnify any Member, the General Manager or other officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, arbitration, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that such Member, General Manager or officer is or was a Member, the General Manager or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, against liability incurred in connection with such action, arbitration, suit or proceeding, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Member, the General Manager or officer in connection with such action, arbitration, suit or proceeding, including any appeal thereof, if such Member, the General Manager or officer acted in good faith and in a manner such Member, the General Manager or officer reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Member's, General Manager's or officer's conduct was unlawful, except that no indemnification shall be made in respect to any claim, issue or matter as to which such Member, General Manager, or officer shall have been adjudged to be liable for gross negligence or gross misconduct in the performance of such Member's, General Manager's, or officer's duty to the Company unless and only to the extent that the court or arbitration in which the action, arbitration or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such Member, General Manager, or officer is fairly and reasonably entitled to indemnity for such expenses which the court or arbitration shall deem proper. The termination of any action, arbitration, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Member, General Manager or officer did not act in good faith and in a manner which such Member, General Manager or officer reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had reasonable cause to believe that such Member's, General Manager's or officer's conduct was unlawful.

         IN WITNESS WHEREOF, the parties hereto have signed this LLC Agreement to be effective on the date first above written.

CUSTOM ENERGY, L.L.C.
a Delaware limited liability company

By: /s/Gregory J. Orman
Name: Gregory J. Orman
Title:  CEO & President

MACHINERY & EQUIPMENT SALES, INC.
a Maryland corporation

By:  Charles R. Higdon Jr.
Name:  Charles R. Higdon Jr.
Title:  Pres.

EXHIBIT A

COPY OF AGREEMENT WITH STATE OF MARYLAND

EXHIBIT B

COPY OF ASSIGNMENT OF AGREEMENT WITH STATE OF MARYLAND

EXHIBIT C

LIMITED LIABILITY COMPANY AGREEMENT OF CUSTOM ENERGY/M & E SALES, L.L.C.

Name	Description and Fair Market Value of Initial Capital Contribution	Initial Percentage Interest
Custom Energy, L.L.C. FEIN: _______________	$15,000 cash	50%
Machinery & Equipment Sales, Inc. FEIN: _______________	$15,000 cash	50%

EXHIBIT D

DIVISION OF RESPONSIBILITES

1.     Custom Energy

       A.     Custom Energy shall arrange for the following:
              1.     Project financing
              2.     Project bonding
              3.     50% of project guarantee of insurance, if required.

       B.     Custom Energy shall have the opportunity to provide:

              1.     On-site project management and supervision of the project.
              2.     Engineering services for the project.
              3.     All electrical work for the project.
              4.     All lighting work for the project.
              5.     On-going electrical service for the project.
              6.     Monitoring and verification services for the project.

2.     M&E Sales

       A.     M&E Sales shall arrange for the following:
              1.     50% of project guarantee of insurance, if required.

       B.     M&E Sales shall have the opportunity to provide:

              1.     All temperature control work including control wiring for the project.
              2.     All mechanical work and associated wiring for the project.
              3.     Owner training for the project.
              4.     On-going mechanical and controls service for the project.
              5.     Monitoring and verification services for the project.
              6.     On-site construction management of the project.

3.     Company

       A.     Company shall provide the following:
              1.     Procure all major pieces of mechanical and electrical equipment for the project.
              2.     Hire all subcontractors for the project.
              3.     Process all paperwork associated with the project.

              4.     Prepare bid specifications for the potential subcontractors to base quotes on. The Construction Manger shall review the subcontractor quotes and present recommendations to the Project manager for final approval.
              5.     The Construction Manager shall report directly to the Project Manager, and the Project Manager shall have the ability to replace the Construction Manger if, in his sole discretion, he believes such replacement to be necessary.